Exhibit 5.1

[LETTERHEAD OF CAHILL GORDON & REINDEL]

October 22, 2002

(212) 701-3000

U.S.I. Holdings Corporation
50 California Street, 24th Floor
San Francisco, California 94111-4796

Re:   U.S.I. Holdings Corporation

Ladies and Gentlemen:

We have acted as counsel to U.S.I. Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 11,869,515 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), comprised of shares issuable under the Company’s Employee Stock Purchase Plan and the 2002 Equity Incentive Plan (collectively, the “Plans”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, in our opinion, the shares of Common Stock to be issued by the Company when issued in the manner contemplated by the Plans will be, legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL